Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports Third Quarter 2015 Results
Sales and Customer Retention Result in Premium Growth
Continued Strong Capital and Liquidity Levels
Carmel, Ind., October 28, 2015 - CNO Financial Group, Inc. (NYSE: CNO) today announced third quarter of 2015 operating earnings (1) of $56.8 million, or 30 cents per diluted share, compared to $76.6 million, or 35 cents per diluted share, in the third quarter of 2014.
"Sales increases and solid customer retention delivered third quarter premium growth and expanded market reach," said Ed Bonach, CEO of CNO. "Continued strong capital and liquidity levels provide us with numerous opportunities to focus on additional initiatives aimed at growing and advancing our businesses, and make steady progress on CNO’s strategy to serve the U.S. middle-income market."
Third Quarter 2015 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $104.6 million, up 1% from 3Q14

•	The number of third party policies sold by Bankers Life agents, which are not included in NAP, increased 10% from 3Q14

•	Collected premium from our operating segments: $880.9 million, up 7% from 3Q14

•
Net income per diluted share: 18 cents in 3Q15 (including (7) cents of net realized investment losses and (5) cents of fair value changes in embedded derivative liabilities) compared to 54 cents in 3Q14 (including 11 cents from an adjustment to the loss on the sale of Conseco Life Insurance Company ("CLIC") and gain on reinsurance transaction and 8 cents from the release of the valuation allowance for deferred taxes and other tax items)

•	Net operating income (1) per diluted share: 30 cents in 3Q15 compared to 35 cents in 3Q14

•	Unrestricted cash and investments held by our holding company were $354 million at September 30, 2015

•	Common stock repurchases of $124.3 million and dividends of $13.2 million in 3Q15
Nine-month 2015 Highlights

•	Sales, as defined by total NAP (2): $315.4 million, up 2% from the first nine months of 2014

•	The number of third party policies sold by Bankers Life agents, which are not included in NAP, increased 31% from the first nine months of 2014

•	Collected premium from our continuing operating segments (3): $2,519.8 million, up 2% from the first nine months of 2014

•
Net income (loss) per diluted share: 68 cents in the first nine months of 2015 (including (11) cents from the loss on extinguishment of debt and (10) cents of net realized investment losses) compared to (15) cents in the first nine months of 2014 (including $(1.26) from the loss on the sale of CLIC and gain on reinsurance transactions, 11 cents of net realized investment gains and 10 cents from the release of the valuation allowance for deferred taxes and other tax items)

•	Net operating income (1) per diluted share: 90 cents in the first nine months of 2015 compared to 96 cents in the first nine months of 2014

CNO Financial (2)
October 28, 2015

•
Consolidated risk-based capital ratio was estimated at 440% at September 30, 2015, reflecting estimated statutory operating earnings of $226 million and insurance company dividends to the holding company of $177.2 million during the first nine months of 2015

•	Common stock repurchases of $311.2 million and dividends of $39.0 million in the first nine months of 2015

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2015	2014
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$79.8	$111.8
Washington National	30.6	27.6
Colonial Penn	.6	.4
EBIT from business segments	111.0	139.8
Corporate Operations, excluding corporate interest expense	(11.9)	(9.1)
EBIT	99.1	130.7
Corporate interest expense	(11.3)	(10.9)
Operating earnings before taxes	87.8	119.8
Tax expense on operating income	31.0	43.2
Net operating income (1)	56.8	76.6
Adjustment to loss on sale of CLIC and gain related to reinsurance transaction (net of taxes)	—	22.9
Net realized investment gains (losses) (net of related amortization and taxes)	(12.3)	2.6
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(10.2)	—
Valuation allowance for deferred tax assets and other tax items	—	16.8
Other	(.5)	(1.5)
Net income	$33.8	$117.4

Per diluted share:
Net operating income	$.30	$.35
Adjustment to loss on sale of CLIC and gain related to reinsurance transaction (net of taxes)	—	.11
Net realized investment gains (losses) (net of related amortization and taxes)	(.07)	.01
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.05)	—
Valuation allowance for deferred tax assets and other tax items	—	.08
Other	—	(.01)
Net income	$.18	$.54

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CNO Financial (3)
October 28, 2015

The following table summarizes the financial impact of a significant item on our 3Q15 net operating income (dollars in millions, except per share amounts):

	Three months ended
	September 30, 2015*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$79.8	$—	$79.8
Washington National	30.6	—	30.6
Colonial Penn	.6	—	.6
EBIT from business segments	111.0	—	111.0
Corporate Operations, excluding corporate interest expense	(11.9)	7.5	(4.4)
EBIT (5)	99.1	7.5	106.6
Corporate interest expense	(11.3)	—	(11.3)
Operating earnings before taxes	87.8	7.5	95.3
Tax expense on operating income	31.0	—	31.0
Net operating income	$56.8	$7.5	$64.3

Net operating income per diluted share	$.30	$.03	$.33

The significant item in 3Q15 is the impact of current market conditions on the value of investments backing our Company-owned life insurance ("COLI") utilized as a vehicle to fund Bankers Life's agent deferred compensation plan. It should be noted that changes in the value of COLI investments are not subject to income tax.

* See page 10 for the table of Net Operating Income Excluding Significant Items for the three months ended September 30, 2014.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 3Q15 was $59.9 million, down $1.9 million from 3Q14. Sales results primarily reflect reductions in life sales, partially offset by increased sales of annuities. The number of third party policies sold, which are not included in NAP, increased 10 percent. We experienced weaker recruiting results in the first nine months of 2015 compared to the same period in 2014, with new contracts down 3 percent, resulting in a 2 percent decrease in average producing agents. We currently anticipate this segment's NAP to be near the low end of our previous guidance of flat to 3 percent less in 2015 compared to 2014 and sales of third party products will remain strong.
Collected premiums were up 6 percent in 3Q15 compared to 3Q14, primarily driven by an increase in premiums from fixed index annuity products. Annuity account values, on which spread income is earned, increased 2 percent to $7.5 billion in 3Q15 compared to 3Q14, driven by strong persistency.
Pre-tax operating earnings in 3Q15 compared to 3Q14 were down $32.0 million, or 29 percent. Pre-tax operating earnings in 3Q15 reflected a long-term care interest-adjusted benefit ratio of 83.8 percent, higher than the 3Q14 ratio of 70.5 percent due to favorable reserve developments in 3Q14 and the impact of refinements initiated in 1Q15 to the build of the future loss reserve. This block's interest-adjusted benefit ratio has been stable, in the 84 percent range during the first three quarters of 2015, and we expect it to remain in this range during 4Q15. Pre-tax operating earnings in 3Q15 also reflected a Medicare supplement benefit ratio of 71.5 percent, higher than the 3Q14 ratio of 66.2 percent due to $2.5 million of favorable reserve developments in 3Q14 compared to $3.4 million of unfavorable reserve developments in 3Q15. The Medicare supplement benefit ratio for the first nine months of
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CNO Financial (4)
October 28, 2015

2015 was 69.2 percent. We continue to expect the benefit ratio on this Medicare supplement business to be in the 70 percent range during 4Q15. Pre-tax operating earnings on the annuity blocks were lower in 3Q15 than 3Q14, reflecting: (i) lower spread income due to lower portfolio yields, including the impacts of lower prepayment income in 3Q15; partially offset by (ii) additional spread income due to the 2 percent growth in annuity account values. Other operating costs and expenses increased by $4 million in 3Q15 compared to 3Q14, reflecting investments being made to support future sales growth.
Pre-tax operating earnings in 3Q14 of $111.8 million included: (i) $11.0 million of favorable reserve developments in the long-term care block, including $2.8 million of one-time catch-up reserve releases related to the use of a new process to identify changes in the status of our insureds in a more timely manner; and (ii) $2.5 million of favorable reserve developments in the Medicare supplement block. After adjusting for significant items, our 3Q14 long-term care interest-adjusted benefit ratio would have been 79.4 percent and our 3Q14 Medicare supplement benefit ratio would have been 67.6 percent.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 3Q15 was $25.8 million, up 1 percent from 3Q14, reflecting a 10 percent increase in supplemental health sales in the worksite market, offset by a 3 percent decrease in individual sales. At Performance Matters Associates ("PMA"), our wholly-owned marketing organization, the average number of producing agents was up 7 percent compared to 3Q14, driven by strong recruiting. We currently anticipate this segment's sales growth to be near the low end of our previous guidance of 3 to 5 percent in 2015 compared to 2014.
Collected premiums from the segment's supplemental health block were up 9 percent in 3Q15 compared to 3Q14, driven by strong sales and persistency.
Pre-tax operating earnings in 3Q15 compared to 3Q14 were up $3.0 million, or 11 percent, primarily resulting from the unfavorable impacts in 3Q14 described in the following paragraph and favorable mortality experience in the segment's life and annuity blocks. The increase in our earnings from the growth of our supplemental health block was somewhat offset by the recent higher claim trends identified in 2Q15. The interest-adjusted benefit ratio on this supplemental health business was 57.4 percent in 3Q15 compared to 56.0 percent in 3Q14.
Pre-tax operating earnings in 3Q14 of $27.6 million were reduced by $2.5 million of one-time catch-up premium refunds in the supplemental health insurance block related to the use of a new process to identify changes in the status of our insureds in a more timely manner. After adjusting for this significant item, our 3Q14 supplemental health interest-adjusted benefit ratio would have been 54.9 percent.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 3Q15 was $18.9 million, up 15 percent from 3Q14, driven by increased lead volume investment, enhanced diversification of sales and multiple sales productivity initiatives. We currently anticipate this segment's sales growth to be near the high end of our previous guidance of the 12 to 15 percent range in 2015.
Collected premiums were up 8 percent in 3Q15 compared to 3Q14, driven by increased sales and steady persistency.
Pre-tax operating earnings in 3Q15 were $.6 million compared to $.4 million in 3Q14, primarily reflecting improved marketing effectiveness. In-force EBIT was $14.9 million, flat with 3Q14, reflecting growth in the block in 3Q15, offset by favorable mortality experience in 3Q14.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report $3 million to $6 million of earnings in 2015.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 3Q15 were $11.9 million compared to $9.1 million of losses in 3Q14 primarily reflecting the impact of current market conditions on the value of investments backing our COLI which is utilized as a vehicle to fund Bankers Life's agent deferred compensation plan.
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CNO Financial (5)
October 28, 2015

Non-Operating Items
Net realized investment losses in 3Q15 were $12.3 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $15.4 million, of which $12.4 million was recorded in earnings and $3.0 million in accumulated other comprehensive income (loss). Net realized investment gains in 3Q14 were $2.6 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $2.8 million recorded in earnings.
During 3Q15, we recognized a decrease in earnings of $10.2 million resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
On July 1, 2014, we completed the previously announced sale of CLIC to Wilton Reassurance Company ("Wilton Re"). In 3Q14, we recognized a reduction to the loss on the sale of CLIC of $6 million. Concurrent with the sale of CLIC, Bankers Life recaptured the life insurance business that had been reinsured to Wilton Re. The results for 3Q14 include a $16.9 million gain related to such recapture.
In 3Q14, we reduced the valuation allowance for deferred tax assets by $16.8 million, primarily resulting from the impact of our higher levels of income on projected future taxable income used to determine recoverable net operating loss carryforwards.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 440% at September 30, 2015, reflecting estimated 3Q15 consolidated statutory operating earnings of $56 million and the payment of insurance company dividends to the holding company of $64.4 million during 3Q15 and $177.2 million during the first nine months of 2015.
During the third quarter of 2015, we repurchased $124.3 million of common stock under our securities repurchase program (including $5.0 million of repurchases settled in 4Q15). We repurchased 6.9 million common shares at an average cost of $18.03 per share. During the first nine months of 2015, we repurchased 17.8 million common shares at a total cost of $311.2 million. CNO anticipates repurchasing common stock in the range of $350 million to $425 million in 2015, absent compelling alternatives. As of September 30, 2015, we had 186.7 million shares outstanding and had authority to repurchase up to an additional $109.7 million of our common stock. During 3Q15, dividends paid on common stock totaled $13.2 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), was $19.38 at September 30, 2015, compared to $18.75 at December 31, 2014.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at September 30, 2015, was 20.2 percent, an increase of 310 basis points from December 31, 2014 reflecting the previously announced completion of our debt refinancing transactions. Unrestricted cash and investments held by our holding company were $354 million at September 30, 2015, compared to $345 million at December 31, 2014, reflecting a portion of the proceeds from our debt refinancing transactions, partially offset by common stock repurchases and dividend and debt payments.
Conference Call
The Company will host a conference call to discuss results on October 29, 2015 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (6)
October 28, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2015 - $18,772.7; December 31, 2014 - $18,408.1)	$20,144.5	$20,634.9
Equity securities at fair value (cost: September 30, 2015 - $429.7; December 31, 2014 - $400.5)	437.3	419.0
Mortgage loans	1,712.6	1,691.9
Policy loans	109.5	106.9
Trading securities	257.5	244.9
Investments held by variable interest entities	1,488.1	1,367.1
Other invested assets	395.6	443.6
Total investments	24,545.1	24,908.3
Cash and cash equivalents - unrestricted	613.8	611.6
Cash and cash equivalents held by variable interest entities	106.9	68.3
Accrued investment income	260.7	242.9
Present value of future profits	454.4	489.4
Deferred acquisition costs	909.1	770.6
Reinsurance receivables	2,903.3	2,991.1
Income tax assets, net	862.3	758.7
Assets held in separate accounts	5.0	5.6
Other assets	350.6	337.7
Total assets	$31,011.2	$31,184.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,728.0	$10,707.2
Future policy benefits	10,691.6	10,835.4
Liability for policy and contract claims	484.1	468.7
Unearned and advanced premiums	281.4	291.8
Liabilities related to separate accounts	5.0	5.6
Other liabilities	739.1	587.6
Investment borrowings	1,543.7	1,519.2
Borrowings related to variable interest entities	1,442.3	1,286.1
Notes payable – direct corporate obligations	925.0	794.4
Total liabilities	26,840.2	26,496.0
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2015 – 186,741,760; December 31, 2014 – 203,324,458)	1.9	2.0
Additional paid-in capital	3,435.8	3,732.4
Accumulated other comprehensive income	510.4	825.3
Retained earnings	222.9	128.5
Total shareholders' equity	4,171.0	4,688.2
Total liabilities and shareholders' equity	$31,011.2	$31,184.2

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CNO Financial (7)
October 28, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Insurance policy income	$640.6	$632.1	$1,917.2	$1,997.0
Net investment income:
General account assets	298.2	300.1	900.4	995.6
Policyholder and reinsurer accounts and other special-purpose portfolios	(27.6)	14.8	.8	82.9
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	(7.2)	6.8	(10.5)	54.5
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(15.4)	(2.8)	(24.6)	(14.7)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	3.0	—	3.0	—
Net impairment losses recognized	(12.4)	(2.8)	(21.6)	(14.7)
Gain on dissolution of a variable interest entity	—	—	11.3	—
Total realized gains (losses)	(19.6)	4.0	(20.8)	39.8
Fee revenue and other income	12.9	16.0	44.7	29.4
Total revenues	904.5	967.0	2,842.3	3,144.7
Benefits and expenses:
Insurance policy benefits	582.1	565.5	1,756.4	1,946.9
Loss on sale of subsidiary, gain on reinsurance transactions and transition expenses	—	(32.1)	9.0	242.7
Interest expense	23.9	21.9	70.7	70.8
Amortization	55.8	65.8	195.6	197.4
Loss on extinguishment or modification of debt	—	—	32.8	.6
Other operating costs and expenses	190.3	191.5	570.4	587.1
Total benefits and expenses	852.1	812.6	2,634.9	3,045.5
Income before income taxes	52.4	154.4	207.4	99.2
Income tax expense (benefit):
Tax expense on period income	18.6	53.8	74.0	133.1
Valuation allowance for deferred tax assets and other tax items	—	(16.8)	—	(1.4)
Net income (loss)	$33.8	$117.4	$133.4	$(32.5)
Earnings per common share:
Basic:
Weighted average shares outstanding	190,260,000	210,525,000	195,536,000	215,790,000
Net income (loss)	$.18	$.56	$.68	$(.15)
Diluted:
Weighted average shares outstanding	192,365,000	215,458,000	197,571,000	215,790,000
Net income (loss)	$.18	$.54	$.68	$(.15)

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CNO Financial (8)
October 28, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
EBIT (5) from In-force and New Business
Bankers Life:
In-Force Business	$113.5	$145.8	$357.3	$392.5
New Business	(33.7)	(34.0)	(108.9)	(109.1)
Total	$79.8	$111.8	$248.4	$283.4

Washington National:
In-Force Business	$32.7	$30.1	$86.2	$98.8
New Business	(2.1)	(2.5)	(7.0)	(7.8)
Total	$30.6	$27.6	$79.2	$91.0

Colonial Penn:
In-Force Business	$14.9	$14.9	$38.8	$38.3
New Business	(14.3)	(14.5)	(39.9)	(40.3)
Total	$.6	$.4	$(1.1)	$(2.0)

Total Business segments:
In-Force Business	$161.1	$190.8	$482.3	$529.6
New Business	(50.1)	(51.0)	(155.8)	(157.2)
Total EBIT from business segments	$111.0	$139.8	$326.5	$372.4

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CNO Financial (9)
October 28, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Nine months ended
	September 30,
	2015	2014
EBIT (5):
Bankers Life	$248.4	$283.4
Washington National	79.2	91.0
Colonial Penn	(1.1)	(2.0)
EBIT from business segments	326.5	372.4
Corporate Operations, excluding corporate interest expense	(18.2)	(18.8)
EBIT	308.3	353.6
Corporate interest expense	(33.7)	(33.1)
Operating earnings before taxes	274.6	320.5
Tax expense on operating income	96.9	112.7
Net operating income (1)	177.7	207.8
Earnings of CLIC prior to being sold (net of taxes)	—	15.2
Net loss on sale of CLIC and gain on reinsurance transactions (including impact of taxes)	—	(272.6)
Net realized investment gains (losses) (net of related amortization and taxes)	(20.5)	23.7
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(1.7)	(12.0)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(7.6)
Loss on extinguishment or modification of debt (net of taxes)	(21.3)	(.4)
Valuation allowance for deferred tax assets and other tax items	—	20.8
Other	(.8)	(7.4)
Net income (loss)	$133.4	$(32.5)

Per diluted share:
Net operating income	$.90	$.96
Earnings of CLIC prior to being sold (net of taxes)	—	.07
Net loss on sale of CLIC and gain on reinsurance transactions (including impact of taxes)	—	(1.26)
Net realized investment gains (losses) (net of related amortization and taxes)	(.10)	.11
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.01)	(.06)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(.03)
Loss on extinguishment or modification of debt (net of taxes)	(.11)	—
Valuation allowance for deferred tax assets and other tax items	—	.10
Other	—	(.04)
Net income (loss)	$.68	$(.15)

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CNO Financial (10)
October 28, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	September 30, 2014*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$111.8	$(13.5)	$98.3
Washington National	27.6	2.5	30.1
Colonial Penn	.4	—	.4
EBIT from business segments continuing after the CLIC sale	139.8	(11.0)	128.8
Corporate Operations, excluding corporate interest expense	(9.1)	—	(9.1)
EBIT from operations continuing after the CLIC sale (5)	130.7	(11.0)	119.7
Corporate interest expense	(10.9)	—	(10.9)
Operating earnings before taxes	119.8	(11.0)	108.8
Tax expense on operating income	43.2	(3.9)	39.3
Net operating income	$76.6	$(7.1)	$69.5

Net operating income per diluted share	$.35	$(.03)	$.32

* This table summarizes the financial impacts of significant items (as described in the segment results section of this press release) on our 3Q14 net operating income.

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CNO Financial (11)
October 28, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	September 30,
	2015	2014
Bankers Life:
Medicare supplement	$190.2	$184.5
Long-term care	122.0	124.0
Other health	1.8	2.0
Supplemental health	5.1	4.1
Life	113.1	113.9
Annuity	216.5	181.5
Total	648.7	610.0
Washington National:
Supplemental health and other health	139.0	127.7
Medicare supplement	19.4	20.3
Life	6.7	6.3
Annuity	.4	.9
Total	165.5	155.2
Colonial Penn:
Life	66.0	61.1
Supplemental health	.7	.8
Total	66.7	61.9
Total collected premiums from segments	$880.9	$827.1

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	September 30,
	2015	2014
Bankers Life:
Medicare supplement	$16.8	$17.0
Long-term care	6.0	5.6
Supplemental health	1.4	1.7
Life	22.8	26.7
Annuity	12.9	10.8
Total	59.9	61.8
Washington National:
Supplemental health	23.8	24.0
Life	2.0	1.6
Total	25.8	25.6
Colonial Penn:
Life	18.9	16.4
Total	18.9	16.4
Total new annualized premiums	$104.6	$103.8

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CNO Financial (12)
October 28, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2015	2014
Bankers Life:
Medicare Supplement:
Earned premium	$193 million	$194 million
Benefit ratio (8)	71.5%	66.2%
Long-Term Care:
Earned premium	$119 million	$125 million
Benefit ratio (8)	141.1%	123.6%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	83.8%	70.5%
Washington National:
Medicare Supplement:
Earned premium	$18 million	$21 million
Benefit ratio (8)	68.7%	65.8%
Supplemental health:
Earned premium	$137 million	$126 million
Benefit ratio (8)	81.7%	81.9%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	57.4%	56.0%

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CNO Financial (13)
October 28, 2015

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the net loss on the sale of CLIC and gain (loss) on reinsurance transactions; (ii) the earnings of CLIC prior to being sold; (iii) net realized investment gains or losses, net of related amortization and taxes; (iv) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (v) fair value changes related to the agent deferred compensation plan, net of taxes, (vi) loss on extinguishment or modification of debt, net of taxes; (vii) changes in the valuation allowance for deferred tax assets; and (viii) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources (including $71.2 million in the first nine months of 2014 related to CLIC's operations prior to its sale) were $2,519.8 million in the first nine months of 2015, down 1 percent from 2014.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 18.2% and 14.5% at September 30, 2015 and December 31, 2014, respectively.

(5)
Management believes that an analysis of earnings before the net loss on the sale of CLIC and gain (loss) on reinsurance transactions, the earnings of CLIC prior to being sold, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, loss on extinguishment or modification of debt, other non-operating items, corporate interest expense and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.34 and $23.06 at September 30, 2015 and December 31, 2014, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional

CNO Financial (14)
October 28, 2015

information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as any defaults or failure of reinsurers to perform; (xxv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvi) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxviii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxix) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward looking statements.

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

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